As filed with the Securities and Exchange Commission on September 21, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

H&R BLOCK, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State of Incorporation)	44-0607856 (I.R.S. Employer Identification No.)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)(Zip Code)

2018 LONG TERM INCENTIVE PLAN
(Full Title of Plan)

Scott W. Andreasen, Esq.
Vice President and Secretary
H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
(Name and address of agent for service)

(816) 854-3000
(Telephone number, including area code, of agent for service)

with copies of communications to:

John A. Granda, Esq.
B. Scott Gootee
Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                              Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)      Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, without par value	15,000,000 shares	$25.88	$388,125,000	$44,984

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to include any additional shares that may be issued under the 2018 Long Term Incentive Plan as a result of a stock split, stock dividend or other anti-dilution provision.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on September 18, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information about the 2018 Long Term Incentive Plan (the “Plan”) required by Part I of Form S-8 will be sent or given to each participant as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
H&R Block, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement on Form S-8 (the “Registration Statement”) the following documents (other than portions of those documents furnished or otherwise not deemed filed) on file with the Commission (File no. 1-06089):

1.
The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2017, filed with the Commission on June 16, 2017 (including information specifically incorporated by reference therein from the Company's definitive proxy statement on Schedule 14A filed with the Commission on August 2, 2017).

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2017, filed with the Commission on September 1, 2017.

3.	The Company's Current Reports on Form 8-K filed with the Commission on May 16, 2017, June 13, 2017, June 23, 2017, August 22, 2017, and September 14, 2017.

4.
The description of the Company’s Common Stock, without par value, contained in the Company’s Registration Statement on Form 8-C dated August 6, 1969, the description of the registrant’s Common Stock contained in the prospectus which is a part of the registrant’s Registration Statement on Form S-14 (File No. 2-66751) effective April 7, 1980, and including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 351.355.1 of The General and Business Corporation Law of the State of Missouri (the “MGBCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 351.355.3 of the MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of the MGBCL, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.
Section 351.355.6 of the MGBCL also permits any person who is or was a director, officer, employee or agent, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the law.
Section 351.055.2(3) of the MGBCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the MGBCL or (iv) for any transaction from which the director derived an improper personal benefit.
Article Seventeen of H&R Block’s amended and restated articles of incorporation includes a director exculpation provision, which is consistent with the statutory standard set forth in Section 351.055.2(3) of the MGBCL.
Pursuant to its amended and restated bylaws, H&R Block must indemnify any director and each officer appointed by the board of directors and may indemnify other persons who were or are a party or witness or is threatened to be made a party or witness to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding to the fullest extent permitted by the MGBCL and any other applicable law.

In addition, H&R Block’s amended and restated bylaws further provide that H&R Block may enter into certain indemnification agreements with each director and officer (or authorize indemnification of officers to the extent provided in such indemnification agreements). H&R Block has entered into such indemnification agreements with all of its directors and certain of its officers and such indemnification agreements generally provide for indemnification of H&R Block’s directors and officers to the fullest extent permitted by law.
H&R Block maintains customary director and officer insurance on behalf of its directors and officers.
The above discussion of the MGBCL and the amended and restated bylaws of H&R Block is not intended to be exhaustive and is qualified in its entirety by the MGBCL and such bylaws.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation of H&R Block, Inc., as amended through September 12, 2013, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 16, 2013, file no. 1-06089, is incorporated by reference herein as Exhibit 4.1.

4.2
Amended and Restated Bylaws of H&R Block, Inc., as amended through July 14, 2015, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 16, 2015, file no. 1-06089, is incorporated by reference herein as Exhibit 4.2.

5.1*	Opinion of Stinson Leonard Street LLP, counsel to the Company.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1
H&R Block, Inc. 2018 Long Term Incentive Plan, filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed September 14, 2017, file no. 1-06089, is incorporated by reference herein as Exhibit 99.1.

* Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.
(a)    The undersigned Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on September 21, 2017.

H&R BLOCK, INC.

By:    /s/ Thomas A. Gerke
Thomas A. Gerke
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Gerke, Scott W. Andreasen, and Katharine M. Haynes, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or any one of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either one of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Thomas A. Gerke Thomas A. Gerke	President and Chief Executive Officer (principal executive officer)	September 21, 2017
/s/ Tony G. Bowen Tony G. Bowen	Chief Financial Officer (principal financial officer)	September 21, 2017
/s/ Kellie J. Logerwell Kellie J. Logerwell	Chief Accounting Officer (principal accounting officer)	September 21, 2017
/s/ Robert A. Gerard Robert A. Gerard	Director, Chairman of the Board	September 21, 2017
/s/ Angela N. Archon Angela N. Archon	Director	September 21, 2017
/s/ Paul J. Brown Paul J. Brown	Director	September 21, 2017
/s/ Richard A. Johnson Richard A. Johnson	Director	September 21, 2017
/s/ David B. Lewis David B. Lewis	Director	September 21, 2017
/s/ Victoria J. Reich Victoria J. Reich	Director	September 21, 2017
/s/ Bruce C. Rohde Bruce C. Rohde	Director	September 21, 2017
/s/ Tom D. Seip Tom D. Seip	Director	September 21, 2017
/s/ Christianna Wood Christianna Wood	Director	September 21, 2017